Exhibit 10.Y

August 20, 2007
Mr. Allan Kline
Re:       Amended Severance Agreement
Dear Allan:
This letter sets out the severance arrangements concerning your employment with Skyworks Solutions, Inc. (“Skyworks”).
1.	Termination Without Cause
1.1.	If, while you are employed by Skyworks, your employment with Skyworks is involuntarily terminated without Cause, then you will receive the benefits specified in Section 1.3 below. If your employment is terminated involuntarily by Skyworks for Cause or by you, you will not be entitled to receive the benefits specified in Section 1.3 below. Your role and title at Skyworks commencing on the date hereof shall be “Special Advisor” to the Chief Executive Officer, and you agree as of today’s date to resign as an executive officer of Skyworks, and to sign the standard form of release attached hereto as Exhibit A on or before November 20, 2007 before receiving payments under this Agreement. You will remain on the Company payroll until November 20, 2007, at which time you will receive the payments set forth in Section 1.3 below, and you will cease to be an employee of Skyworks.

1.2.	“Cause” will mean: (i) deliberate dishonesty significantly detrimental to the best interests of Skyworks or any subsidiary or affiliate; (ii) conduct on your part constituting an act of moral turpitude; (iii) willful disloyalty to Skyworks or refusal or failure to obey the directions of the Board of Directors; (iv) incompetent performance or substantial or continuing inattention to or neglect of duties assigned to you. Any determination of “Cause” must be made by the full Board of Directors at a meeting duly called.

1.3.	On the date of any termination described in Section 1.1, (i) Skyworks will pay you a lump sum equal to (x) one (1) times your then current annual base salary, plus (y) any bonus then due under Skyworks’ bonus plan, whether or not includable in gross income for federal income tax; and (ii) all of your Skyworks stock options will, except as otherwise stated in this agreement, remain exercisable for a period of 15 months after the termination date, subject to their other terms and conditions.
781.376.3000 www.skyworksinc.com  20 Sylvan Rd. Woburn, MA 01801 USA

Allan Kline

August 20, 2007
2.	Non-Competition

During the term of your employment with Skyworks and for the first twenty-four (24) months after the date on which your employment with Skyworks is voluntarily or involuntarily terminated (the “Noncompete Period”), you will not engage in any employment, consulting or other activity that competes with the business of Skyworks or any subsidiary or affiliate of Skyworks (collectively, the “Company”). You acknowledge and agree that your direct or indirect participation in the conduct of a competing business alone or with any other person will materially impair the business and prospects of Skyworks. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of Skyworks, (ii) assist in such hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with Skyworks, (iv) encourage any customer or supplier of Skyworks to terminate its relationship with Skyworks, or (v) obtain, or assist in obtaining, for your own benefit (other than indirectly as an employee of the Company) any customer of Skyworks. If any of the restrictions in this Section 2 are adjudicated to be excessively broad as to scope, geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this section not so reduced will remain in full force and effect.

It is understood that during the Noncompete Period, you will make yourself available to the Company for consultation on behalf of the Company, upon reasonable request and at a reasonable rate of compensation and at reasonable times and places in light of any commitment you may have to a new employer.

You understand and acknowledge that the Company’s remedies at law for breach of any of the restrictions in this Section are inadequate and that any such breach will cause irreparable harm to Skyworks. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in Skyworks’ favor, Skyworks may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section, and may apply for injunctive relief against any act which would violate those restrictions.

Allan Kline

August 20, 2007
3.	Death or Disability

In the event of your death at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable for a period of one year thereafter, subject to their other terms and conditions.

In the event of your disability at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable so long as you remain an employee or officer of Skyworks and for a period of one year thereafter, subject to their other terms and conditions.

4.	Miscellaneous

All claims by you for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to you in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to you for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which you may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

Notwithstanding anything in this letter to the contrary, no provision of this letter will operate to extend the term of any option beyond the term originally stated in the applicable option grant or option agreement. This agreement contains the entire understanding of the parties concerning its subject matter. This agreement may be modified only by a written instrument executed by both parties. This agreement replaces and supersedes all prior agreements relating to your employment or severance including your agreement dated May 26, 2005. This agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Neither you nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under Section 1.3; provided, however, that if you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and any of the payments to be made to you hereunder constitute

Allan Kline

August 20, 2007
“nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed to the date that is 6 months after your date of termination.

This Amended Severance Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any successor by purchase, merger or consolidation), spouses, heirs and personal and legal representatives.
Please sign both copies of this letter and return one to Skyworks.

Sincerely,	AGREED TO:

/s/ David J. Aldrich David J. Aldrich, President and CEO	/s/ Allan M. Kline Allan Kline
Date: August 20, 2007

Exhibit A to Amended Severance Agreement
Standard Release
(to be signed on or about November 20, 2007)
     In consideration of Skyworks Solutions, Inc. (the “Company”) paying to you all amounts and providing to you all benefits promised to you in the Amended Severance Agreement signed by you on August 20, 2007 (the “Amended Severance Agreement”), you hereby release the Company from any and all claims related to or arising out of your employment (except for any agreement and/or obligation that survives the date hereof, including but not limited to, the Amended Severance Agreement, all agreements related to Company stock or stock options, and the Company’s obligations to indemnify you in accordance with its By-Laws) or its termination; any tort or tort-type claim; any federal, state or governmental constitution, statute, regulation or ordinance, including but not limited to the U.S. Constitution, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act and any similar state statutes or laws; any impairment of your ability to obtain subsequent employment, and any permanent or temporary disability or loss of future earnings. You expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Company at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

Agreed:
Allan M. Kline

Date:

Acknowledged: SKYWORKS SOLUTIONS, INC.

By:

Date: